Exhibit 99.1

Cobalis Enters into $3.85 Million Financing Commitment with an Initial $2.5 Million Closing on or before December 26th

Proceeds Will Principally Fund the Company's PreHistin(TM) Clinical Program

        IRVINE, Calif.--Dec. 21, 2006--Cobalis Corp. (OTC BB: CLSC) a pharmaceutical development company specializing in anti-allergy medications, announced today that it has agreed to sell $3.85 million in 8% Senior Secured Convertible Debentures to an institutional investor via a private placement. An initial $2.5 million closing is anticipated on or before December 26, 2006. Two additional closings, of $675,000 each, are anticipated upon the filing of a registration statement with the Securities and Exchange Commission and upon that registration statement being declared effective by the SEC. Proceeds from the private placement will be used for general corporate and working capital purposes, principally the advancement of the Company's clinical program for PreHistin(TM), an allergy prevention medication.

       Cobalis Corp. Chief Executive Officer Dr. Gerald Yakatan commented, "This funding will facilitate our clinical program for PreHistin in which we recently completed dosing and patient diaries for twin Phase III clinical trials. We currently anticipate reporting top-line efficacy results from these twin trials in the first quarter of 2007. Cobalis plans to seek FDA approval to market PreHistin over-the-counter in the US."

       The secured debenture is convertible into shares of Cobalis' common stock determined by dividing the dollar amount being converted by the lower of the fixed conversion price of $0.99 or the market conversion price, defined as 90% of the average of the lowest three daily volume weighted average trading prices per share of Cobalis' common stock for the fifteen trading days immediately preceding the conversion date. The debenture is secured by the assets of the Company and shares of common stock pledged by certain founding shareholders of the Company. The Company, at its option, may redeem the debenture beginning four months after the registration statement has been declared effective by the SEC.

       As part of the funding commitment, Cobalis will issue four classes of warrants exercisable on a cash basis that enable the investor to purchase up to 6.6 million Cobalis common shares for an additional $5.5 million: An A Warrant to purchase 1,333,333 shares at $0.75 per share; B Warrant to purchase 1,205,400 shares at $0.8296 per share; C Warrant to purchase 2,343,959 shares at $0.7466 per share; and D Warrant to purchase 1,757,910 shares at $0.9955 per share. The A and B Warrants expire six months following the effective date of the registration and carry forced exercise provisions. The C & D Warrants are non-callable and have a five-year term. The warrants and convertible debenture are subject to certain anti-dilution rights.

       Pursuant to the securities purchase agreement entered into between the Company and the investor, the Company shall use its reasonable best efforts, within seventy-five days of the agreement date, to effectuate an increase of its authorized capital stock.

       The Company issued the securities to the accredited investor pursuant to exemptions from registration as set out in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

       The securities offered in the private placement to the institutional investor were not registered under the Securities Act of 1933 as amended (the "Act"), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

       This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The debentures and the shares of Cobalis common stock issue able upon conversion have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Cobalis Corp.

       Cobalis Corp. is a specialty pharmaceutical development company specializing in medications to prevent and treat atopic disease, including allergies, migraine headache, atopic asthma and dermatitis. Its flagship drug candidate PreHistin is an allergy prevention medication. Cobalis plans to seek FDA approval to market PreHistin over-the-counter in the US. For further information, visit www.cobalis.com

Safe Harbor

       This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Cobalis disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the potential benefits of the Company's drug candidates and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to securing funding for ongoing operations including clinical trials, difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the development of competing products by our competitors; uncertainties related to the Company's dependence on third parties and partners; and those risks described in our quarterly report on Form 10-KSB filed with the SEC on July 14, 2006.

CONTACT: Jaffoni & Collins Incorporated
             David Collins or Steven Hecht, 212-835-8500
             CLSC@jcir.com

2